Exhibit 99.2
CORPORATE PARTICIPANTS
Paul McCormick
Cardiogenesis Corporation — Executive Chairman
Bill Abbott
Cardiogenesis Corporation — CFO
CONFERENCE CALL PARTICIPANTS
Jared Cohen
Jim Cohen & Company — Analyst
PRESENTATION

Operator
     Good day, ladies and gentlemen, and welcome to the second quarter 2009 Cardiogenesis Corporation earnings conference call. At this time, all participants are in a listen-only mode. We will conduct a question-and-answer session toward the end of this conference. (Operator Instructions). During the course of this call, the Company will make a number of forward-looking statements which may include without limitation statements regarding the Company’s future, business developments, plans and future results. These statements are subject to risks and uncertainties, and actual results may differ materially from those projected in these forward-looking statements. Those risks and uncertainties are more fully described in the Company’s SEC report filed under the Securities and Exchange Commission Act of 1934, included under the heading “risk factors” in the Company’s Annual Report on Form 10-K. The Company undertakes no obligation to update the forward-looking statements made today.
In addition, please be aware that if you decide to ask a question on today’s call, it will be included in both the live transmission and made be available on the Company’s website thereafter. This conference call is protected by copyright law and international treaties. Any recording or other use of transmission of the text or audio for today’s call is not allowed without express permission of Cardiogenesis. I would like to turn the call over to Paul McCormick, Executive Chairman of Cardiogenesis. Please proceed.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Thank you, Alicia. I am Paul McCormick Executive Chairman of Cardiogenesis and along with Bill Abbott, our CFO, we’ll be reporting on the 2009 second quarter results. Earlier in the year, I was able to devote a significant amount of my time as Chairman of the Board in making a detailed assessment of our current and future prospects. That culminated in my joining the management team as of July 2001, and I’m enthusiastic about our business. Today the Company reported total revenues of $2.236 million for the second quarter, which was down 46% from the previous year’s second quarter. This decrease was primarily driven by difficult capital equipment environment. There were no lasers sold in this past quarter. However, the Company has reported that total domestic hand piece revenue was up 12% sequentially. We believe this to be an early response to the Company’s strategy of reengaging the cardiology community and building its revenue stream from its disposable products.
I will discuss our plans in greater detail later in the call; but first, Bill will review our second quarter and year-to-date financial results. Bill.

Bill Abbott — Cardiogenesis Corporation — CFO
     Thanks, Paul. As Paul just mentioned, in the second quarter of 2009, we recorded revenues of $2.236 million, a decrease of approximately $1.883 million or 46% from revenues of $4.119 million in the second quarter of 2008. We did not sell any capital equipment during this year’s second, whereas we sold $1.580 million in capital equipment during the second quarter of 2008. Worldwide hand piece revenue declined $314,000 to $1.922 million in the current year quarter. However domestic hand piece sales increased 12% sequentially from this year’s first quarter. Service and other revenue totaled $314,000 for the quarter, a modest increase over the prior-year second quarter.

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For the first six months of 2009, we recorded sales of $5.088 million, a decrease of approximately $2.013 million or 28% from sales of $7.101 million in the first 6 month of 2008. The year-to-date shortfall results primarily from a decrease of $1.459 million in capital sales in 2009 as compared to the first half of 2008 and a decline in hand piece revenue of $635,000 from the corresponding prior-year period. Reflecting lower sales activity, gross profit decreased by $1.684 million to $1.845 million in the 2000 second quarter, as compared to $3.529 million in the second quarter of 2008. Gross margin was 83% of sales for the second quarter of 2009 as compared with an 86% gross margin in last year’s second quarter. For the six months ended June 30, 2009, gross margin was 82% of net revenues, as compared to 84% for the first half of 2008. Gross profit in absolute dollars decreased by $1.825 million to $4.161 million for the 6 months ended June 30, 2009 as compared to $5.986 million for the 6-month period in 2008. I should also note that our gross profit in the 2008 second quarter and year-to-date periods included recognition of $234,000 of deferred revenue, for which there was no underlying cost of goods sold. The lower gross margin for both the second quarter and the first half of 2009 as compared to the 2008 periods is primarily attributable to the absence of capital equipment sales in this year’s second quarter, which generally has a higher margin than hand piece sales.
Research and development costs were $346,000 in the second quarter of 2009, as compared to $252,000 in the 2008 second quarter, an increase of $94,000 or 37%. Year-to-date R&D expense of $634,000 was $166,000 or 35% above the prior-year period at $468,000. The increase for both the 3 and 6-month periods is primarily due to spending associated with the submissions to FDA for approval of our Pearl 8.0 Delivery System and for approval of an investigational device exemption to begin a clinical trial of our Phoenix Delivery System. Sales and marketing expenses totaled $1.272 million in this year’s second quarter, a decrease of $523,000 or 29% when compared with $1.795 million for the 2008 second quarter. For the first half of 2009, S&M expenditures totaled $2.741 million, a decrease of $581,000 or 17%, versus the $3.322 million of S&M expense in the first six months of 2008. The decrease in sales and marketing expenditures for the 3 and 6 months periods from the corresponding 2008 periods results primarily from lower commissions on both capital and hand piece sales and lower travel and entertainment expense.
General and administrative expenses for the 2009 second quarter totaled $789,000, a decrease of $111,000 or 12% versus the $900,000 in the second quarter of 2008. G&A expense in the prior-year quarter includes legal costs associated with the Cardio Focus litigation, which did not recur in the current year. For the year-to-date, G&A totaled $1.645 million, essentially flat, as compared to the 6 months ended June 30, 2008. For the second of 2009, we generated an operating loss of $562,000, as compared to an operating income of $582,000 in 2008 second quarter. For the first half of 2009, the operating loss totaled $859,000 versus operating income of $545,000 for the prior-year first half. Net loss for the 2009 second totaled $590,000 or $0.01 per basic and diluted share as compared with net income of $602,000, also $0.01 per basic and diluted share in the 2008 second. Net loss for the first 6 months totaled $904,000 or $0.02 per basic and diluted share as compared with net income of $566,000 or $0.01 per basic and diluted share in the 2008 first 6 months. At June 30, 2009, the cash and cash equivalence balance decreased $198,000 to $2.709 million from the December 31, 2008 balance of $2.907 million.
Now I’ll turn the call back to Paul for an update, and then we’ll be happy to answer any questions you may have.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Thanks, Bill. Let me outline our growth strategies. First, TMR is a proven technology to relieve angina for patients with diffuse coronary disease. We must accelerate our efforts to reengage the cardiology community and drive patient referrals not just for stand alone therapy, but increase the penetration of TMR used as adjunct to coronary bypass surgery. We are seeing what we believe to be the early results of this focus, and we will build on that success. Second, we’ll work to demonstrate that TMR can also include blood flow and the patency of veins used as conduits in coronary bypass surgery. If successful, that will significantly expand the clinical utility for Cardiogenesis products. Finally, we will investigate the potential of TMR combined with the biologic to enhance cardiac function. If successful that would dramatically increase the universe of patients that could benefit by our technology.
Let me go into more details with each. Since the beginning of the year, our focus has been directed at reengaging the cardiologist, pointing out the significant clinical differences in outcomes between intraoperative TMR as compared to the failed attempts at percutaneous approaches with which cardiologist were more familiar. As a clinical gatekeeper for patients that are TMR candidates the cardiologist is an important call point. Our sales group has been working hard to generate referrals of patients with refractory angina for stand alone TMR. Since we initiated these efforts earlier this year, we’ve seen an increase in the number of those procedures performed. Yet the vast majority of TMR performed today is as an adjunct for coronary bypass surgeries, creating channels in myocardium not amenable to conventional treatments. Success relies on our ability to further penetrate this adjunctive TMR opportunity.
To that end, we needed to challenge the conventional wisdom about adjunctive TMR. First it was believed the use of TMR was at the sole discretion of the surgeon. The second generally accepted belief by physicians and hospital staff was that TMR was not adequately reimbursed when used with coronary bypass surgery. As we reengaged cardiologists, we found that many took a strong interest in the long-term clinical

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results. Few were familiar with the data from the five-year randomized control studies. Even though surgeons performed the procedures, cardiologists know that patients being referred for coronary bypass surgery today have undergone multiple prior interventions and present with more challenging anatomy. Cardiologists understand the value of technology that may represent a more complete approach towards revascularization. Surgeons who are TMR users are very open to discuss the technology with their referring cardiologists, and are pleased that the Company is educating their referral network. Cardiologists can influence utilization when they provide direct or at least pass the approval to the surgeon to employ adjunctive TMR for their referred patients. We are ratcheting up those efforts. We also revisited the economic question.
The DRG System has dramatically changed with the incorporation of the severity of illness measures. In addition, the standard of care of managing patients evolves. Both can impact reimbursement. What was true two or three years ago may not be so today. When TMR is performed either as stand-alone or as an adjunct to coronary bypass surgery, the hospital is reimbursed by one of three other cardio thoracic procedure DRGs. If coronary bypass surgery is performed without the use of TMR, one of four different DRGs may be employed. To better understand the economic impact of adding TMR, we asked a major medical center to review their records and recode the prior 20 procedures as if TMR had not been utilized. We are pleased to learn that on average, the addition of TMR technology was more than adequately covered by the increase in DRG reimbursement. Due to recent changes in the DRG system and new clinical guidelines for patients on antiplatelet therapy, we now know that there are no economic disincentives for the hospital to add TMR to coronary bypass surgery in the appropriate patients. We have provided the materials, and trained our reps to make the case for technology with surgeons, cardiologist and administrators. We believe these efforts will result in a greater penetration of the adjunctive TMR opportunity.
We are also working to expand the clinical utility of TMR. A July 16th, New England Journal of Medicine Article discussed the durability of avenous vein grafts when used in coronary bypass surgery. This publication evaluated alternative methods of harvesting the vein from the leg. Earlier reports analyzed the impact of on pump or off pump surgery on vein graft durability. The publications were attempting to identify independent predictors for failure of vein grafts. These analyses were based on the data set from the Prevent 4 study. The Prevent 4 was a randomized placebo controlled study of the pre-treatment of vein grafts with a bio pharmaceutical. The results showed it to be no better than placebo. Yet the study reported that the failure of vein grafts was higher and carried significantly more complication than was generally believed. In this study of more than 3,000 patients, 46% of those with follow-up had at least one vein graft fail between 12 to 18 months. Those were with the failed vein graft had a 13 times greater incidence of major complications. Clinicians are eager to find ways to improve patency rates.
Dr. Robert Poston, the Chief of Cardiac Therapy at the Boston Medical Center presented his results from a NIH sponsored study, demonstrating that the use of the Cardiogenesis Holmium YAG laser could intraoperatively improve graft flow. He concluded that TMR acutely improves veinous bypass graft flow in regions with more severe myocardial acidosis and inflammation during and after off-pump bypass surgery. Acute sympathetic innervation after TMR may provide mechanistic insight into the early benefits of TMR. Dr. Poston’s work has generated significant interest by clinicians particularly in light of the Prevent 4 study. Physicians at Boston Medical Center and Emory University are initiating a physician-sponsored study to evaluate the impact of adjunctive TMR on vein graft blood flow and clinical outcomes. Based upon their early results, we expect to initiate an IDE randomized trial to demonstrate that TMR can not only relieve angina, but improve vein graft durability in patients with compromised myocardial beds. This is an opportunity to expand the clinical utility for our technology.
Finally, Cardiogenesis is also exploring the opportunity to combine TMR with biologics. We’ve been encouraged by the published preliminary results of this combined therapy by Dr. Kurt Wehburg from Peninsula Regional Medical Center in Salisbury, Maryland. The authors on that study concluded that intramyocardial injection of a platelet rich plasma combined with TMR may be more efficacious at relieving angina and improving myocardial function than TMR alone. These results were recently published in the journal “Cell Transplantation.” On July 30, we announced we completed a pre-IDE submission to the FDA to initiate a feasibility trial with the Phoenix Combination Delivery System         . We are asking for a 15-patient three-center feasibility trial combining TMR and the injection of platelet rich plasma using Phoenix. Our regulatory consultants believe we may enroll our first patient by the end of this year. We will keep the investment community apprised of our progress.
In summary, we have a well defined and focused strategy. Today we need to increase our efforts to educate cardiologists on the benefits of intraoperative TMR, obtain agreement on its utility, obtain referrals for our surgeons and ensure that all stake holders understand there are no economic disincentives. We will make additional investments in our sales force commensurate with our cash balances. Our plan of action is clear, as we reintroduce our technology to the larger clinical community. That’s not to say it’s without its challenges. In the early stages, we may have a few choppy quarters as we refocus our efforts on utilization. We will measure our success by increasing domestic revenue from our disposables. For the future, we’re working with leading physicians to refine our clinical strategy to demonstrate the Cardiogenesis Holmium YAG System not only relieves angina but improves vein graft durability resulting in better clinical outcomes for high-risk patients. Finally, we are at the initial stage of beginning the first combination TMR plus biological clinical study in the US. The early published work for TMR combination therapy here and abroad is promising and the Company is committed to moving this initiative forward. With that, I would like to open the line for

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QUESTION AND ANSWER

Operator
(Operator Instructions).

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     While I’m waiting for the first question, let me tell those listening that the Company will be attending the upcoming Trans Catheter Cardiovascular Therapeutics Meeting in San Francisco. On Tuesday, September 22, the Company is sponsoring a breakfast symposium entitled Opportunities in Refractory Angina. The session will be chaired by Dr. Christopher White, Chairman of the Cardiovascular Disease Section at Oxford Clinic, and he will be joined by Dr. Tim Henry, the Director of Research at the Minnesota Heart Institute, Dr. Marvin Slepian, Director at Intervention Cardiology at the University of Arizona, and Dr. Michael Bates, a Cardiovascular Surgeon also from the Oxford Clinic. If you plan at being at the TCT, we’ll be happy to see you. Operator, I’m ready for the first question.

Operator
     Your first question comes from the line of Jared Cohen, with Jim Cohen and Company. Please proceed.

Jared Cohen — Jim Cohen & Company — Analyst
     Yes. I was wondering — this is more of a macro question. Has there been any published data out there or just random data in terms of the mortality of patients who have had just TMR patient who is have had TMR procedures done in the last five years, and what their mortality rate or their lifestyle change has been? Or has it been 10 years since it’s been published?

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Well, there’s publications back since — I guess it would be 2005 for the long-term randomized studies. There were two papers. One was randomizing stand-alone therapy, TMR stand-alone therapy against medical management which showed a mortality benefit as well as angina class reduction, and then the long-term data of utilizing TMR with the coronary bypass demonstrated improvement in angina class over the last five years. So the benefits of the technology —

Jared Cohen — Jim Cohen & Company — Analyst
     Oh, I know in ‘05. I was wondering since then. I was just wondering if it’s been updated since then.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     No. We’re collecting some data with regard to robotics. Obviously the number of centers having robotics and access to the sole therapy in patients is challenging. But that is why we’re focusing on the two major programs going forward.

Jared Cohen — Jim Cohen & Company — Analyst
     Okay. I’m sorry.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     The whole issue of vein graft durability has really bubbled up over the last year, particularly with the recent permutation of the analysis and the data set for Prevent 4 that was published in the New England Journal, 46% of patients with vein grafts had a failed

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one within 12 to 18 months. If we can replicate what Dr. Poston showed in his NIH study, this becomes a significant opportunity for this technology.

Jared Cohen — Jim Cohen & Company — Analyst
     Oh, I understand that. I was just thinking back to TMR as a stand-alone. I was just wondering if that has been part of the problem, nothing to do with your technology; but in terms of just in the medical community, that people — that the medical community itself is just — it’s always been the problem, that has questioned doing TMRs.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Well, you’re getting on a key point, Jared, and I think, if you look at stand-alone therapy, as we went back to the TCT for the first time last year and started engaging the cardiologists, the problem is, many of the patients who are no option patients are not even being managed anymore by the interventionalist. They’re being managed by 20,000 physicians, either clinical cardiologists, internal medicine people, or in many cases, many of these patients have stopped going. They just don’t go upstairs. They’ve changed their lifestyle. So getting access to them, at least the existing population, is challenging, which is why it was really refreshing to see that cardiologists could influence adjunctive use, because that’s an immediate opportunity for us to build our business. Simultaneously with that, as we deal two the interventional cardiologists, patients being referred for redo cabbage A recent article out of The Cleveland Clinic has indicated that there is no survival benefit when patients are subjected to either surgery or intervention if they’ve had prior cabbage, and they have a patent left internal memory artery. And so all of the sudden, that becomes a separate population that is more accessible for our technology. So as we spend more time with cardiology and connecting cardiologists with surgeons, we believe that can have a significant impact on utilization.

Jared Cohen — Jim Cohen & Company — Analyst
     Okay. Secondly, I mean, I can understand why it’s been hard with laser sales; but ultimately, if you can get the cardiologist interested , again, and excited, which ultimately leads them to refer to surgeons and — I guess what would, ultimately you have Cardiogenesis go at the installed bases of what? 420

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Yes. At least that.

Jared Cohen — Jim Cohen & Company — Analyst
     And I would say what? Over half of those are the original laser? I forget the exact model.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Yes. I think that’s for the TMR 2000, that are being utilized as well as the Solargen.

Jared Cohen — Jim Cohen & Company — Analyst
     Right. So I guess the question is, if for some reason the market has started to take off, what would be the replacement cycle? By that — I mean, that’s just an all-around type question.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Well, I’m telling you, you’re not that far off at all. But we’re doing it in a little different fashion. I think, after the whole blowup of the percutaneous approaches, there was a window of time where the focus was on selling capital equipment, and that probably made sense at the time, but I think future capital sales are going to be driven out of utilization. Nobody is going to step up to get another piece of capital equipment when the hospital across the street is barely using theirs. And so I think there’s two things here. One is, by focusing on utilization, we have tremendous leverage going forward, probably in the neighborhood of $0.65 on the dollar drops right to the

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bottom line from our disposables revenue; and then, as the disposables increase in utilization it’s a lot easier to justify an upgrade of the laser or a new operating lease or something of that replacement value. I’m not sure if — we go back to the heyday that that has been in the past necessarily with lasers; but capital sales are not going away. They’re just going to be driven in a different fashion.

Jared Cohen — Jim Cohen & Company — Analyst
     Okay.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     I think you’re right on. I mean, as we execute on our strategy today, it not only makes sense for the business, but it does drive capital at some other period, either through upgrades or some other — or out right purchase.

Jared Cohen — Jim Cohen & Company — Analyst
     Okay. And lastly just out of curiosity, what has been the turnover of the sales force within the last six months?

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     It’s probably been in the neighborhood of 30 to 40%. I think, the challenge oftentimes, particularly as companies are in transition, we are focused on developing utilization. We’re not going to let capital equipment get in our way. As you mentioned we have 400 lasers out there. In some centers we restarted, we had to track them down in the building. We’re not going to let capital get in the way, and that means that focusing on utilization, connecting the cardiologist with the surgeons, is a slightly different profile, and it a little challenging. So as we go forward, we’re very pleased with the reps making the transition; and as we recruit on a go-forward basis, we will be looking for people who know how to focus on selling the razor blades.

Jared Cohen — Jim Cohen & Company — Analyst
Okay. So that number is what? Sixteen people right now, or —

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     No. We have 11 reps out there right now.

Jared Cohen — Jim Cohen & Company — Analyst
     Okay. All right. Thank you very much.

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     All right. Thanks, Jared.

Operator
     As a reminder, please press star 1 to ask a question. With no further questions in the queue, I would now turn the call back over to Paul McCormick for closing remarks. You may

Paul McCormick — Cardiogenesis Corporation — Executive Chairman
     Thanks Kisha. Bill and I thank you for your interest in participating in the call. We appreciate the continued support of our shareholders and the efforts of our dedicated employees. We look forward to providing you an update on our progress when we discuss third quarter 2009 results. Please feel free to contact Bill or me with any additional questions. Thank you.

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Operator
     Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a great day.